Exhibit 99.1

Contacts:
Investors Rachael Scherer Investor Relations 763-505-2694	Media Bob Hanvik Public Relations 763-505-2635

F O R     I M M E D I A T E     R E L E A S E

MEDTRONIC ANNOUNCES EXPIRATION AND RESULTS OF ITS EXCHANGE OFFER FOR ITS
CONTINGENT CONVERTIBLE DEBENTURES

Minneapolis, Jan. 24, 2005 — Medtronic, Inc. (NYSE: MDT) announced today that it has completed its offer to exchange $1,000 principal amount of its new 1.25 percent Contingent Convertible Debentures, Series B due 2021 (the “New Debentures”), and an exchange fee of $2.50 per $1,000 principal amount of New Debentures, for each $1,000 principal amount of its outstanding 1.25 percent Contingent Convertible Debentures due 2021 (the “Old Debentures”). An aggregate of up to $1,973,146,000 principal amount of New Debentures was available for exchange for up to a like amount of Old Debentures. The exchange offer expired at 5 P.M., New York City time, on Jan. 21, 2005.

As of the expiration of the exchange offer, approximately $1,928,188,000 aggregate principal amount of Old Debentures, representing approximately 97.7 percent of the total principal amount of Old Debentures outstanding, had been tendered in exchange for an equal principal amount of New Debentures and the exchange fee. All Old Debentures that were properly tendered have been accepted for exchange. The settlement and exchange of New Debentures and payment of the exchange fee for Old Debentures is being made promptly. Following the consummation of the exchange offer, approximately $44,958,000 aggregate principal amount of Old Debentures remain outstanding.

A registration statement relating to the New Debentures was filed with the Securities and Exchange Commission and has been declared effective. The registration statement, prospectus and other materials related to the exchange offer may be obtained free of charge at the Securities and Exchange Commission’s website (www.sec.gov) or from the information agent for the exchange offer at the address set forth below.

Wells Fargo Bank, National Association is the exchange agent for the exchange offer and trustee for the New Debentures. Deutsche Bank Securities Inc. is the dealer manager. Questions regarding the exchange offer may be directed to Deutsche Bank Securities Inc., attention: Liability Management Group at (866) 627-0391 (toll-free) or (212) 250-2955. Global Bondholder Services Corporation is serving as the information agent for the exchange offer and may be contacted at the following address and telephone number:

Global Bondholder Services Corporation
65 Broadway—Suite 704
New York, NY 10006
Attention: Corporate Actions
Telephone: (212) 430-3774 (Banks and Brokers)
(866) 470-4300

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE OR JURISDICTION.

     Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease. Its Internet address is www.medtronic.com.